Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.1 million for the three-month period ended June 30, 2024 and $8.6 million for the twelve month period ended June 30, 2024.
●	Net income increased $51 thousand, or 2.5%, for the three-month period ended June 30, 2024 compared with the linked quarter ended March 31, 2024.
●	Total loans increased by $48.8 million, or 6.9%, for the twelve-month period ended June 30, 2024.
●	Non-performing loans to total loans were 0.11%, of which 0.05% represents the government guaranteed portion as of June 30, 2024.
●	Total deposits increased by $20.4 million, or 2.1%, for the twelve-month period ended June 30, 2024.
●	Shareholders’ equity increased by $8.2 million, or 14.8%, for the twelve-month period ended June 30, 2024.

Minerva, Ohio — August 2, 2024 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.1 million for the fourth quarter of fiscal year 2024, a decrease of $591 thousand, or 21.9%, from the same period last year. Net income increased $51 thousand, or 2.5%, for the three-month period ended June 30, 2024 compared with the linked quarter ended March 31, 2024. Earnings per share for the fourth quarter of fiscal year 2024 were $0.67, $0.66 for the quarter ended March 31, 2024, and $0.87 for the same period last year.

Net income was $8.6 million, or $2.76 per share, for the twelve months ended June 30, 2024, compared to $10.7 million, or $3.45 per share, for the twelve months ended June 30, 2023. The return on average equity was 14.95% and the return on average assets was 0.80% for the twelve-month period ended June 30, 2024. Net income and net interest income were impacted in fiscal year 2024 by the rapid increase in short-term market rates in 2022 and 2023 causing interest bearing liabilities to reprice faster than interest earning assets.

“Higher liquidity levels and lower loan demand across the industry have reduced the pressure on deposit pricing. Additionally, as most deposits with maturity dates have repriced at least once during the high-rate cycle, newly matured deposits are beginning to reprice at or below current coupons. Stabilizing funding costs and reinvestment of asset cash flows at higher yields is positively impacting the net interest margin. While new loan originations continue to run below previous levels, increases in residential mortgage and personal loan volumes resulted in a 6.0% increase in total fourth-quarter loan production over the previous quarter. As a result, loan balances increased by $16.5 million, or 2.2% in the three-month period ending June 30, 2024 and by $48.8 million, or 6.9% for the fiscal year ending June 30, 2024. Our loan portfolios continue to perform well as total delinquencies and non-accrual loan balances decreased by $389 thousand, or 18.2% in the fourth quarter as compared with the third quarter of fiscal year 2024. The bank is well positioned for the lower rate environment the market is signaling. Our in-market sales teams are well connected in the communities, and we continue to make investments to broaden the bank’s retail and commercial customer base. To that specific end, we recently broke ground on the previously announced new office location in Massillon, Ohio, which will be our ninth Stark County location,” said Ralph J. Lober II, President & Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $2.1 million, or $0.67 per share, for the three months ended June 30, 2024, $2.1 million, or $0.66 per share, for the three months ended March 31, 2024, and $2.7 million, or $0.87 per share, for the same prior year period.

Net interest income was $8.0 million for the three-month period ended June 30, 2024 and $8.3 million for the same prior year period. The net interest margin was 2.99% for the quarter ended June 30, 2024, 2.92% for the quarter ended March 31, 2024, and 3.20% for the quarter ended June 30, 2023. The yield on average interest-earning assets was 4.81% for the quarter ended June 30, 2024, compared with 4.37% for the same prior year period. The cost of funds increased to 2.48% for the quarter ended June 30, 2024, from 1.65% for the same prior year period. The yield on interest-earning assets as well as the cost of funds have been impacted by the rapid increase in short-term market interest rates in 2022 and 2023.

The provision for credit losses was $137 thousand for the three-month period ended June 30, 2024, compared with $60 thousand for the same period last year. Net charge-offs of $157 thousand were recorded for the three-month period ended June 30, 2024, compared with $159 thousand that were recorded for the three-month period ended June 30, 2023.

Other income decreased by $7 thousand, or 0.5%, for the three-month period ended June 30, 2024, compared to the same prior year period primarily due to recording a loss on the sale of other real estate owned of $27 thousand and there was a $31 thousand gain on the sale of securities recorded during the fourth quarter of fiscal year 2023. The reduction from these items was partially offset by debit card interchange income increasing by $36 thousand, or 6.3%.

Other expenses increased by $385 thousand, or 6.2%, for the three-month period ended June 30, 2024, compared to the same prior year period. Increases in salaries, software expenses, and audit costs all contributed to the increase in other expenses for the three-month period ended June 30, 2024, compared with the same prior year period.

Year-to-Date Operating Results Overview

Net income was $8.6 million, or $2.76 per share, for the twelve months ended June 30, 2024, compared to $10.7 million, or $3.45 per share, for the same prior year period.

Net interest income was $32.0 million for the twelve-month period ended June 30, 2024, and $33.7 million for the same prior year period. The net interest margin was 3.00% for fiscal year 2024, and 3.37% for fiscal year 2023. The yield on average interest-earning assets was 4.64% for the year-to-date period ended June 30, 2024, compared with 4.09% for the same prior year period. The cost of funds increased to 2.25% for the year-to-date period ended June 30, 2024, from 1.03% for the same prior year period.

The provision for credit losses was $619 thousand for the twelve-month period ended June 30, 2024, compared with $855 thousand for the same period last year. Net charge-offs of $402 thousand, or 0.05% of total loans, were recorded for the twelve-month period ended June 30, 2024. Net charge-offs of $291 thousand, or 0.04% of total loans, were recorded for the twelve-month period ended June 30, 2023.

Other income increased by $149 thousand, or 3.1%, for the twelve-month period ended June 30, 2024, compared to the same prior year period primarily due to debit card interchange income increasing by $131 thousand, or 6.0%, and service charges on deposit accounts increasing by $86 thousand, or 5.4%. Also recorded within other income was a $80 thousand loss on the sale of securities as lower yielding securities were sold to reinvest at higher market rates.

Other expenses increased by $1.2 million, or 4.7%, for the twelve-month period ended June 30, 2024, compared to the same prior year period. Increases in salaries, cost of employee benefits, occupancy costs, and the FDIC insurance assessments contributed to the increase in other expenses for the twelve-month period ended June 20, 2024, compared with the same prior year period.

Balance Sheet and Asset Quality Overview

Total assets were $1.10 billion as of June 30, 2024 and $1.06 billion as of June 30, 2023. From June 30, 2023 to June 20, 2024, total loans increased by $48.8 million, or 6.9%, and total deposits increased by $20.4 million, or 2.1%.

Total available-for-sale securities decreased by $14.8 million to $264.8 million as of June 30, 2024, from $279.6 million as of June 30, 2023. The decline in the available-for-sale securities portfolio from June 30, 2023, was from a $16.3 million net reduction in the portfolio from sales and principal paydowns that were not reinvested into the portfolio and due to a $2.1 million improvement in the net unrealized mark to market loss. Total shareholders’ equity increased to $63.7 million as of June 30, 2024, from $55.5 million as of June 30, 2023, because of a reduction of $1.6 million in the accumulated other comprehensive loss from the mark-to-market of available-for-sale securities and from net income of $8.6 million for the 2024 fiscal year which was partially offset by cash dividends paid of $2.2 million. The total accumulated other comprehensive loss was $28.3 million as of June 30, 2024. Available-for-sale securities and shareholders’ equity were impacted by rapidly rising interest rates during 2022 and 2023 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities. Consumers has significant sources of liquidity and therefore does not expect to have to sell securities to fund growth and the unrealized losses are not credit related. Therefore, the losses have not and are not expected to be recorded through earnings as the securities values will recover as the securities approach maturity and mature.

Non-performing loans were $862 thousand as of June 30, 2024, of which $360 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $502 thousand, or 0.07% of total loans as of June 30, 2024, and $104 thousand as of June 30, 2023. The allowance for credit losses (ACL) as a percent of total loans was 1.04% as of June 30, 2024, and 1.09% as of June 30, 2023.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Twelve Month Periods Ended
Consolidated Statements of Income	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Total interest income	$12,889	$11,318	$49,218	$40,939
Total interest expense	4,841	3,004	17,226	7,224
Net interest income	8,048	8,314	31,992	33,715
Provision for credit losses	137	60	619	855
Other income	1,278	1,285	4,896	4,747
Other expenses	6,628	6,243	25,844	24,685
Income before income taxes	2,561	3,296	10,425	12,922
Income tax expense	458	602	1,845	2,248
Net income	$2,103	$2,694	$8,580	$10,674
Basic and diluted earnings per share	$0.67	$0.87	$2.76	$3.45

Consolidated Statements of Financial Condition	June 30, 2024	June 30, 2023
Assets
Cash and cash equivalents	$17,723	$11,755
Certificates of deposit in other financial institutions	—	2,501
Securities, available-for-sale	264,802	279,605
Securities, held-to-maturity	6,054	6,970
Equity securities, at fair value	381	386
Federal bank and other restricted stocks, at cost	2,186	2,168
Loans held for sale	908	764
Total loans	759,114	710,362
Less: allowance for credit losses	7,930	7,724
Net loans	751,184	702,638
Other assets	53,851	53,237
Total assets	$1,097,089	$1,060,024
Liabilities and Shareholders’ Equity
Deposits	$972,980	$952,533
Other interest-bearing liabilities	30,007	35,143
Other liabilities	30,417	16,864
Total liabilities	1,033,404	1,004,540
Shareholders’ equity	63,685	55,484
Total liabilities and shareholders’ equity	$1,097,089	$1,060,024

	At or For the Twelve Months Ended
Performance Ratios:	June 30, 2024	June 30, 2023
Return on Average Assets	0.80%	1.05%
Return on Average Equity	14.95	20.27
Average Equity to Average Assets	5.35	5.16
Net Interest Margin (Fully Tax Equivalent)	3.00	3.37

Market Data:
Book Value to Common Share	$20.39	$17.92
Dividends Paid per Common Share (YTD)	$0.72	$0.68
Period End Common Shares	3,123,588	3,096,100

Asset Quality:
Net Charge-offs to Total Loans	0.05%	0.04%
Non-performing Assets to Total Assets	0.08	0.03
ACL to Total Loans	1.04	1.09